EXHIBIT 23.6

[LAROCHE PETROLEUM CONSULTANTS, LTD. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, LaRoche Petroleum Consultants, Ltd. hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of Chesapeake Energy Corporation to be filed on or about June 30, 2009, of all references to our firm’s name and audit of portions of Chesapeake Energy Corporation’s proved natural gas and oil reserves estimates as of December 31, 2008, as described in our letter to Chesapeake Energy Corporation dated February 6, 2009, included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.

LAROCHE PETROLEUM CONSULTANTS, LTD.

By:           /s/ William M. Kazmann
Name:      William M. Kazmann
Title:        Senior Partner

Dallas, Texas
June 29, 2009